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Free Writing Prospectus

April 26, 2006

Citicorp Mortgage Securities Inc., the Depositor, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (file no 333-130333). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

Citicorp Mortgage Securities, Inc. (Depositor)	CitiMortgage, Inc. (Sponsor)

$502,916,292 (approximate)

CMALT (CitiMortgage Alternative Loan Trust), Series 2006-A1 (Issuing Entity)

Senior and Subordinated

REMIC Pass-Through Certificates

The certificates are backed by pools of residential first-mortgage loans. The certificates represent obligations of the Issuing Entity only, and do not represent obligations of or interests in the Depositor, the Sponsor, or any of their affiliates. Principal and interest on the certificates will be distributed monthly, beginning May 25, 2006.

The Underwriter has committed to purchase all of the certificates from the Depositor. The purchase price for the offered certificates will be set by the Underwriter or negotiated by the purchaser and the Underwriter at the time of sale. Total proceeds to the Depositor for the offered certificates will be approximately $495,532,956, plus accrued interest from April 1, 2006 to the closing date. The Sponsor does not intend to list the certificates on a national securities exchange or the Nasdaq Stock Market.

Citigroup

(Underwriter)

The certificates are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

PROSPECTUS SUPPLEMENT

Summary

Offered certificates

Class	Principal balance at cut-off date, ± up to 5%	Annual Interest rate	Special features	Expected rating S&P/Moody’s	Subordinated to
IA-1	$195,250,000	5.75%	Group I, super senior	AAA/Aaa	N/A
IA-2	9,550,000	5.75%	Group I, super senior support	AAA/Aaa	N/A
IA-3	10,000,000	5.75%	Group I	AAA/Aaa	N/A
IA-4	40,534,000	5.75%	Group I, NAS	AAA/Aaa	N/A
IA-5	75,000,000	5.5%	Group I	AAA/Aaa	N/A
IA-6	75,000,000	6%	Group I	AAA/Aaa	N/A
IA-PO	3,404,524	0%	Group I, ratio-stripped PO	AAA/Aaa	N/A
IIA-1	80,053,000	5.25%	Group II	AAA/Aaa	N/A
IIA-PO	437,768	0%	Group II, ratio-stripped PO	AAA/Aaa	N/A
B-1	7,604,000	Blended (1)	Composite (2)	AA/Aa2	A
B-2	3,802,000	Blended (1)	Composite (2)	A/A2	A, B-1
B-3	2,281,000	Blended (1)	Composite (2)	BBB/Baa2	A, B-1, B-2

Certificates not offered by this prospectus

Class	Principal balance at cut-off date, ± up to 5%	Annual Interest rate	Special features	Subordinated to
IA-IO	$329,106,357 (notional)	Variable (3)	Group I, ratio-stripped IO	N/A
IIA-IO	69,494,210 (notional)	Variable (3)	Group II, ratio-stripped IO	N/A
B-4	1,774,000	Blended (1)	Composite (2)	A, B-1, B-2, B-3
B-5	1,267,000	Blended (1)	Composite (2)	A, B-1, B-2, B-3, B-4
B-6	1,016,404	Blended (1)	Composite (2)	A, B-1, B-2, B-3, B-4, B-5
Residuals	N/A	N/A	Residual	N/A

_________________

(1) The “blended” interest rate for each class B composite class is based on annual interest rates of 5.75% on the principal balance of its group I component classes and 5.25% on the principal balance of its group II component classes. The initial annual blended rate is expected to be approximately 5.6677%.

(2) Each composite class B-1 through B-6 has at all times a principal balance equal to the sum of the principal balances of its group I and group II component classes. The approximate initial principal balances of these component classes are:

Composite class	Group I component class principal balance	Group II component class principal balance
B-1	$6,352,871	$1,251,129
B-2	3,176,435	625,565
B-3	1,905,694	375,306
B-4	1,482,114	291,886
B-5	1,058,533	208,467
B-6	849,169	167,235

(3) Each ratio-stripped IO class will accrue interest on its notional balances at an annual rate equal to the weighted average net loan rate of the premium loans in its related pool minus the target rate for that pool. The initial annual interest rates for the ratio-stripped IO classes are expected to be approximately:

Class IA-IO	0.3683%
Class IIA-IO	0.2674%

Transaction participants
Sponsor and Servicer	CitiMortgage, Inc., a New York corporation
Depositor	Citicorp Mortgage Securities, Inc., a Delaware corporation (CMSI)
	CitiMortgage and CMSI are located at 1000 Technology Drive O’Fallon, Missouri 63368-2240 (636) 261-1313 www.citimortgagembs.com
Issuing entity	CitiMortgage Alternative Loan Trust, Series 2006-A1 (the Trust). The Trust’s CIK code for its SEC filings is 0001356619.
Underwriter	Citigroup Global Markets Inc.
Trustee
U.S. Bank National Association

Corporate Trust Services
One Federal Street - 3rd floor
Boston, Massachusetts 02110
Phone: (617) 603-6407
Fax: (617) 603-6638
Website: http://www.usbank.com/abs

The Trustee, a national banking association organized under the laws of the United States, is a wholly-owned subsidiary of U.S. Bancorp, the sixth largest bank holding company in the United States with total assets at December 31, 2005 exceeding $209 billion. The Trustee has acted as trustee of mortgage-backed securities since 1987. As of December 31, 2005, the Trustee (and its affiliate, U.S. Bank Trust National Association) was acting as trustee on approximately 575 issuances of prime residential mortgage-backed securities, with an outstanding aggregate principal balance of approximately $215,303,100,000.

Paying agent, transfer agent and certificate registrar	Citibank, N.A. Agency and Trust 388 Greenwich Street New York, New York 10013 Attn: Structured Finance Group Phone: (212) 816-5685 Fax: (212) 816-5527 Website: http://www.sf.citidirect.com
More on the certificates
Relative size of classes	Class	Approximate principal balance of class as percentage of principal balance of all classes at cut-off date (the class percentage)
	A B B-1 B-2 B-3	96.50% 3.50% 1.50% 0.75% 0.45%
Ratings
The rating agencies for this series are S&P and Moody’s. The offered certificates will not be sold unless the rating agencies have rated the offered certificates as shown above.

You should evaluate these ratings independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold securities. A rating agency may revise or withdraw a rating at any time.

Denominations	$1,000 and any whole dollar amount above $1,000.
Distribution days	25th day (or, if that is not a business day, the next business day) of each month, beginning May 25, 2006.
Servicing fee	0.25% per annum on the scheduled principal balance of the mortgage loans, to be paid from collections of interest on the mortgage loans.
Distribution priorities
After payment of the servicing fee to the Servicer, payments on the mortgage loans will be distributed as principal and interest on the certificates first to the class A certificates, in accordance with the allocation described in “Allocations” and “Distributions” in the core prospectus and “Allocations and distributions” in this prospectus supplement. Any remainder will be distributed to the class B certificates in order of seniority. See “Subordination” in the core prospectus.

Loss allocations
Losses on the mortgage loans will generally be allocated to the most subordinated classes, in order of subordination. Once the principal balances of the subordinated classes have been reduced to zero, losses will generally be allocated to the senior classes (with some adjustments for any accrual classes) in proportion to their principal balances. See “Adjustments to class balances” in the core prospectus.

Last distribution day	Group I certificates Group II certificates	April 25, 2036 March 25, 2021
Optional redemption (clean-up call)
At any time that the principal balance of the mortgage loans is less than 10% of the scheduled principal balance of the mortgage loans as of the cut-off date, CMSI may repurchase all the mortgage loans for their unpaid principal balance plus accrued interest, and other property of the Trust for its appraised value after estimated liquidation expenses, less any unrecovered advances. Certificate holders would then receive a final distribution reducing the principal balance of their certificates to zero. Some certificates may receive less than their principal balance plus accrued interest if the appraised value of the other property, less estimated liquidation expenses, is less than the unpaid principal balance of the related mortgage loan.

Loss limits	There are no special hazard, fraud or bankruptcy loss limits.
Prepayment model and prepayment rates assumed in structuring series
100% of a constant prepayment rate prepayment model (CPR prepayment model), which assumes that prepayments are made at an 8% per annum rate in the first month, increasing by 16/11% (approximately 1.4545%) per annum in each following month until the 12th month, when the rate will be 24% per annum:

	Months (or partial months) since mortgage loan origination	Approximate per annum prepayment rate
	1	8.0000%
	2	9.4545%
	3	10.9091%
	4	12.3636%
	5	13.8182%
	6	15.2727%
	7	16.7273%
	8	18.1818%
	9	19.6364%
	10	21.0909%
	11	22.5455%
	12 and after	24.0000%
“Mortgage related securities” under SMMEA	Classes A and B-1
Record date	For a distribution day, the close of business on the last business day of the calendar month preceding that distribution day.
Closing date	April 26, 2006
Conditions to closing
The certificates offered by this prospectus will not be sold unless the certificates in classes B-4, B-5 and B-6 (none of which are offered by this prospectus) are sold on the closing date. Citigroup Global Markets Inc. (the Purchaser) has agreed to purchase the class B-4, B-5 and B-6 certificates on the closing date, subject to the satisfaction of customary closing conditions. Also see “Ratings” above.

Federal taxes
The Trust is not expected to be subject to federal income tax. See “Taxation of the Trust” in the core prospectus.

Certificates will generally be taxed as if they were newly originated debt instruments. In particular, interest, original issue discount and market discount on a certificate will be ordinary income to the holder, and distributions of principal on a certificate will be a return of capital to the extent of the holder’s basis in the certificate. See “Taxation of certificate holders” in the core prospectus.

Certain classes of certificates are issued with original issue discount or premium. See “Federal income tax consequences” in this prospectus supplement.

Series overview—the mortgage loans at April 1, 2006 (the cut-off date)

The mortgage loans have been divided into two pools of mortgage loans. The mortgage loans in pool I are all mortgage loans that have original maturities of at least 20 but not more than 30 years. The mortgage loans in pool II have original maturities of at least 10 but not more than 15 years.
CMSI has made representations and warranties to the Trustee as to the description, condition, title, lien priority, payment status, legality and other matters regarding the mortgage loans. If there is a breach of a representation or warranty for a mortgage loan that materially and adversely affects the certificate holders, CMSI must cure the breach, repurchase the loan or substitute eligible mortgage loans. See “The mortgage loans—Representations by CMSI” and “—Repurchase or substitution of mortgage loans” in the core prospectus.

	Pool I	Pool II	Combined
Number	1,404	389	1,793
Scheduled principal balance (± up to 5%)	$423,563,341	$83,410,355	$506,973,696
less than $300,000	33.00%	51.25%	36.00%
less than $500,000	67.19%	77.06%	68.81%
greater than $1 million	3.04%	5.75%	3.48%
Fixed rate one- to four-family residential, of which
single-family detached dwellings	83.16%	84.72%	83.42%
condominiums, townhouses, rowhouses or cooperative apartments	12.35%	9.47%	11.87%
investment properties	11.48%	18.30%	12.60%
determined by CMSI to be primary residence of homeowner	84.17%	78.26%	83.20%
Geographic concentration
California	38.01%	35.98%	37.68%
New York	11.21%	11.26%	11.22%
any other state	No more than 10%	No more than 10%	No more than 10%
any one ZIP code	0.96%	2.35%	0.80%
Loan-to-value ratios at origination (taking into account the loanable value of additional collateral)
greater than 80%	1.19%	0.04%	1.00%
greater than 90%	0.09%	None	0.08%
greater than 95%	None	None	None
weighted average	65.16%	51.29%	62.88%
Mortgage loans for which additional collateral (i.e., collateral other than the mortgaged property) was considered in calculating loan-to-value ratios	None	None	None
approximate weighted average loan-to-value ratio of such loans if additional collateral is not taken into account	N/A	N/A	N/A
Range of interest rates on mortgage loans (before deduction of servicing fee)	5.25% to 7.125%	4.75% to 6.75%	4.75% to 7.125%
Weighted average mortgage interest rate (before deduction of servicing fee)	6.240%	5.695%	6.150%
Servicing fee	0.25%	0.25%	0.25%
Range of original maturities	20 to 30 years	10 to 15 years	10 to 30 years
Latest scheduled maturity	April 1, 2036	March 1, 2021	April 1, 2036
Weighted average remaining term to stated maturity	353 months	175 months	324 months
Weighted average original term to maturity	358 months	180 months	329 months
Target rate	5.75%	5.25%	N/A
Discount mortgage loans—i.e., loans with net loan rates (interest rate less servicing fee) less than the target rate
number	282	72	N/A
scheduled principal balance	$94,456,984	$13,916,145	N/A
weighted average interest rate	5.793%	5.335%	N/A
weighted average remaining term to stated maturity	352 months	174 months	N/A
weighted average original term to maturity	358 months	180 months	N/A
Premium mortgage loans—i.e., loans with net loan rates (interest rate less servicing fee) greater than or equal to the target rate
number	1,122	317	N/A
scheduled principal balance	$329,106,357	$69,494,210	N/A
weighted average interest rate	6.368%	5.767%	N/A
weighted average remaining term to stated maturity	354 months	175 months	N/A
weighted average original term to maturity	358 months	180 months	N/A
Originated from	December 1, 2004 through April 1, 2006	March 1, 2005 through March 1, 2006	December 1, 2004 through April 1, 2006
Mortgage loans originated under the Alt-A Full/Alt program.	23.84%	19.19%	23.07%
Mortgage loans originated under the Alt-A Stated Income/Verified Assets program.	74.56%	79.58%	75.39%
Mortgage loans originated under the Alt-A No Ratio (No Income/Verified Assets) program.	0.82%	0.78%	0.81%
Mortgage loans originated under the Alt-A No Income/No Assets program.	0.79%	0.45%	0.73%
Refinanced mortgage loans	64.00%	86.34%	67.67%
“Home loans” subject to the Georgia Fair Lending Act and originated on or before the Act’s amendment, effective March 7, 2003.	None	None	None

In the preceding tables:
• All mortgage loans were originated or acquired by CitiMortgage, Citi FSB, or Citibank (originator only).
• Percentages of mortgage loans shown above are percentages of scheduled principal balance. Interest rates and servicing fee shown above are per annum. Amounts and percentages relating to premium and discount loans are approximate.

Series risk factors
You should consider the following risk factors for this series, as well as the general risk factors for the certificates discussed in the core prospectus, before you purchase any certificates.

Alt-A mortgage loans
All the mortgage loans in each pool are Alt-A loans. Alt-A loans may involve higher loan-to-value ratios, different property types or more limited borrower documentation than other mortgage loans securitized by CMSI. Alt-A loans are described in the core prospectus under “Mortgage loan underwriting—Alt-A loans.”

Interest-only mortgage loans
Approximately $52 million (principal amount) of the mortgage loans are interest-only loans, distributed among the pools as follows:

Pool I	Pool II	Combined
12.3%	0%	10.2%
The interest-only loans require homeowners to pay interest but not principal for the first 10 years of these loans; after 10 years, homeowners must make level payments of principal and interest for the next 20 years so as to fully amortize their loan. Risks attendant to interest-only loans are described in the core prospectus under “Risk factors — Interest-only mortgage loans.”

Housing price cycle
A number of commentators have recently suggested that home prices in the United States are at a cyclical high, and likely to fall substantially in the near future. A substantial fall in housing prices could cause an increase in defaults on the mortgage loans, and would reduce the amount that could be realized on foreclosure.

The mortgage loans
Detailed information
The detailed description of the mortgage loans at the end of this supplement contains additional information on the mortgage loans expected to be included in the Trust on the closing date. The mortgage loans actually included in the Trust may differ from the description in this supplement, but the differences will not be material.

Selection
Currently, CitiMortgage originates most fixed-rate non-conforming mortgage loans for sale rather than to be held in portfolio. CitiMortgage may sell such loans in bulk or securitize them, depending on market conditions. Mortgage loans included in this series represent all fixed-rate non-conforming loans recently originated by CitiMortgage or purchased from its affiliates, except that
• loans with FICO scores below 620, or with original principal balances greater than $2.5 million, are generally not included in the pool,
• a few recently originated loans are not included because of irregularities or data inconsistencies,
• a few loans originated earlier are included because their irregularities or data inconsistencies have recently been resolved, and
• some loans may be held in portfolio because of special circumstances or market conditions.

Allocations and distributions
Senior target-rate class allocations
On each distribution day before the subordination depletion date, the aggregate scheduled and unscheduled principal allocated to the senior target-rate classes of a group will be allocated to the individual senior target-rate classes of that group as follows:
Group I: Principal allocated to the group I senior target-rate classes from the pool I target-rate strip will be allocated sequentially as follows:
First, to class IA-4, the amounts determined under ‘‘NAS classes’’ below.
Second, concurrently to classes IA-1, IA-2, IA-5 and IA-6, in proportion to their principal balances, until their principal balances are reduced to zero.
Third, sequentially to classes IA-3 and IA-4, in that order, until their principal balances are reduced to zero.
Group II: Principal allocated to the group II senior target-rate classes from the pool II target-rate strip will be allocated to class IIA-1 until its principal balance is reduced to zero.
Beginning on the subordination depletion date, the priorities stated above will cease to be in effect, and the principal allocation for the senior target-rate classes of each group will be allocated to the senior target-rate classes of the group in proportion to their principal balances on the preceding day.
On the first distribution day, the senior target-rate classes are expected to be allocated between 95.97% and 96.97% of scheduled principal payments on the target-rate strips.

Prepayments and other unscheduled principal
For the first nine years—that is, for distribution days 1 through 108—and, under the circumstances described below, for later distribution days, the senior target-rate classes of each group will receive disproportionately large allocations of unscheduled principal payments received during the preceding month on the target-rate strip of the related pool, as follows:
• Subject to the following provisos, on each distribution day the senior target-rate classes of a group will be allocated, in the aggregate, their proportionate share (based on principal balances of the group’s senior target-rate classes and the group’s subordinated target-rate component classes), plus the following percentage of the group’s subordinated target-rate component classes’ proportionate share, of unscheduled principal payments:
distribution day	percentage
1 - 60	100%
61 - 72	70%
73 - 84	60%
85 - 96	40%
97 - 108	20%
109 and after	0%
provided, that for any distribution day,
• if the ratio of the aggregate principal balance of the senior target-rate classes of all groups to the aggregate principal balance of all the target-rate classes exceeds that ratio on the cut-off date, the senior target-rate classes of each group will be allocated 100% of unscheduled principal payments on the related pool’s target-rate strip;
• if the distribution day is one on which the percentage shown in the preceding table is to be reduced—that is, the 61st, 73rd, 85th, 97th or 109th distribution day—and either the cumulative loss test or the delinquency test described below are not satisfied, then the percentage will not be reduced on that distribution day or on any subsequent distribution day until both the cumulative loss and delinquency tests are passed; and
• if the cumulative loss test is not satisfied for a distribution day, the percentage of unscheduled principal payments allocated to the senior target-rate classes of a group will be the greater of (a) the percentage for that distribution day calculated in accordance with the rules stated above, or (b) the percentage on the preceding distribution day.
Example: Suppose that on the 73rd distribution day, the aggregate principal balance of the senior target-rate classes of group I is $94 million, the aggregate principal balance of the subordinated group I target-rate component classes is $6 million, and the Trust received $2 million of unscheduled principal payments on the pool I target-rate strip during the preceding month. Then the senior target-rate classes of group I will be allocated their 94% proportionate share of the $2 million (that is, $1,880,000) plus, per the table, 60% of the remaining $120,000, or $72,000, for a total of $1,952,000.
If, however, the ratio of the principal balance of the senior target-rate classes of all groups to the principal balance of all the target-rate classes is greater than that ratio on the cut-off date, then the senior target-rate classes of group I will receive the entire $2 million of unscheduled principal.
The cumulative loss test is satisfied for a distribution day if cumulative realized losses (for all pools) through that distribution day do not exceed the following percentages of the initial principal balance of the subordinated (composite) classes:
distribution day	percentage of initial principal balance of subordinated (composite) classes
61 - 72	30%
73 - 84	35%
85 - 96	40%
97 - 108	45%
109 and after	50%
The delinquency test is satisfied for a distribution day if the average of the aggregate scheduled principal balance of mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure and real estate owned by the Trust as a result of homeowner default) for that distribution day and the preceding five distribution days is either (1) less than 50% of the average of the principal balance of the subordinated classes for those distribution days, or (2) less than 2% of the average scheduled principal balance of all of the mortgage loans for those distribution days.

NAS classes
Class IA-4 is a non-accelerated senior, or NAS classes.
For the first 60 distribution days, the principal allocation for a NAS class will be zero.
For distribution day 61 and after, the principal allocation for a NAS class will equal the following percentage of its proportionate share, based on principal balances of the group’s senior target-rate classes, of scheduled and unscheduled principal payments on the related pool’s target-rate strip allocated to the group’s senior target-rate classes for that distribution day:
distribution day	percentage
61 - 72	30%
73 - 84	40%
85 - 96	60%
97 - 108	80%
109 and after	100%
A NAS class’s weighted average life will be longer, and could be significantly longer, than if it always received its proportionate share of principal distributions.

Cross-collateralization
This is a cross-collateralized multiple-pool series, as described in “Multiple pool series” and “Cross-collateralization” in the core prospectus. In certain circumstances, losses on mortgage loans in one pool may be absorbed by, and some payments received on mortgage loans in one pool may be distributed to, classes in unrelated groups, as described in the core prospectus.
Because the pool II target-rate strip has a lower interest rate than the pool I target-rate strip, if group I is undercollateralized after the subordination depletion date, interest payments from the pool II target-rate strip that remain after interest distributions to the group II target-rate classes will not be sufficient to fully cover interest shortfalls on the group I target-rate classes.

Super senior and super senior support classes
The following table lists the super senior classes, and their respective super senior support classes.

Super senior	Super senior support
IA-1	IA-2

After the subordination depletion date, any loss (other than a non-subordinated loss) on a target-rate strip that would otherwise reduce the principal balance of a super senior class will instead reduce the principal balance of its super senior support classes until the principal balance of its super senior support classes is reduced to zero.

Maintenance of subordination
The degree of credit enhancement enjoyed by a class due to subordination may be measured by that class’s subordination level, which is the sum of the class percentages of all classes that are subordinated to that class. On the closing date, the following classes will have the following approximate initial subordination levels:
Class	%	$
Class A:	3.50%	$17,744,404
Class B-1:	2.00%	$10,140,404
Class B-2:	1.25%	$6,338,404
Class B-3:	0.80%	$4,057,404
Thus, the subordinated classes will have an aggregate principal balance on the closing date that is approximately 3.50% of the aggregate principal balance of all the classes.
The subordinated classes are also entitled to maintain a degree of credit enhancement by subordination throughout the life of the transaction. If on a distribution day, a subordinated class has an impaired subordination level—that is, its subordination level on that day is less than its initial subordination level—then all principal originally allocated to the subordinated classes will be allocated to the most senior of the subordinated classes with an impaired subordination level and to those subordinated classes that are senior to the impaired class, in proportion to their principal balances, up to those classes’ principal balances, and any remainder will be allocated to the remaining subordinated classes, in order of seniority, up to those classes’ principal balances.
Example: Suppose that on a distribution day, (a) each of classes B-1 through B-6 has a principal balance of $1,000, (b) the aggregate principal allocation to the subordinated classes is $3,120, and (c) class B-2 has an impaired subordination level. Then on that distribution day
(1) the entire amount allocated to the subordinated classes will be allocated to classes B-1 and B-2, in proportion to their principal balances, up to their principal balances, and
(2) the remaining $1,120 will be allocated to class B-3 until its principal balance is reduced to zero, and
(3) the remaining $120 will be allocated to class B-4.
Because this is a cross-collateralized multiple-pool series, impairment of subordination for subordinated classes will be determined based on composite class principal balances, not component class principal balances. In determining whether a composite class has an impaired subordination level, the principal balance of the composite class will equal the sum of the principal balances of its component classes. If a subordinated composite class has an impaired subordination level, then principal will be allocated among the subordinated composite classes as described above. The principal balance of each component class will then be adjusted so that the principal balance of the component class from each group will be in the same proportion for each subordinated composite class.

Special hazard, bankruptcy and fraud loss limits
There are no special hazard, bankruptcy or fraud loss limits.

Weighted average lives and yields to maturity
The following tables of weighted average lives and yields to maturity have been prepared using the following structuring assumptions:
• The mortgage loans and the classes have the characteristics set forth in “Summary—Series overview” above, without regard to any variation or approximation provided for in that section.
• The mortgage loans in the pools prepay at the indicated rate or rates.
• Scheduled payments of principal and interest on the mortgage loans are received in a timely manner.
• CMSI does not make a clean-up call.
• You purchase the certificates on the closing date.
• Each discount loan (other than an IO loan) in pool I, each discount IO loan in pool I, and each discount loan in pool II has an original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period (if applicable) equal to the weighted average of the original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period for all the discount loans in the related pool or sub-pool, as shown in the table below.
• Each premium loan (other than an IO loan) in pool I, each premium IO loan in pool I, and each premium loan in pool II has an original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period (if applicable) equal to the weighted average of the original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period for all the premium loans in the related pool or sub-pool, as shown in the table below.

Discount loans	Pool I (other than IO)	Pool I (IO only)	Pool II
Weighted average original term to maturity	358 months	360 months	180 months
Weighted average remaining term to stated maturity	352 months	354 months	174 months
Gross weighted average interest rate	5.7941198744%	5.7348652364%	5.3348475498%
Aggregate scheduled principal balance	$92,276,572.81	$2,180,410.91	$13,916,144.87
Weighted average remaining IO period	N/A	114 months	N/A

Premium loans	Pool I (other than IO)	Pool I (IO only)	Pool II
Weighted average original term to maturity	357 months	360 months	180 months
Weighted average remaining term to stated maturity	353 months	357 months	175 months
Gross weighted average interest rate	6.3406188677%	6.5235011544%	5.7674381230%
Aggregate scheduled principal balance	$279,327,258.56	$49,779,098.55	$69,494,210.29
Weighted average remaining IO period	N/A	117 months	N/A

In the following tables,
• for any IO classes, the percentages shown are notional balances as a percent of initial notional balances, and
• ‘*’ indicates that between zero and 0.5% of initial principal or notional balance is outstanding.
The prepayment models, the structuring assumptions and the other assumptions described below are made for illustrative purposes only. It is highly unlikely that the mortgage loans will prepay at a constant rate until maturity or that the mortgage loans in each pool will prepay at the same rate. The characteristics of the actual mortgage loans are also likely to differ from the structuring and other assumptions. As a result, the actual principal or notional balances, weighted average lives and pre-tax yields of the certificates are likely to differ from those shown in the tables in this “Weighted average lives and yields to maturity” section, even if all of the mortgage loans prepay at the indicated percentages of the prepayment model. We urge you to consult your investment advisor and to make your investment decision based on your own determination as to anticipated rates of prepayment under a variety of scenarios and the suitability of a class of certificates to your investment objectives.
Principal balance as percent of initial principal balance

	Classes IA-1, IA-2, IA-5 and IA-6				Class IA-3						Class IA-4
	Percentage of prepayment model					Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
April 25, 2007	99	87	74	62	49	100	100	100	100	100	100	100	100	100	100
April 25, 2008	97	73	51	32	17	100	100	100	100	100	100	100	100	100	100
April 25, 2009	96	61	34	14	0	100	100	100	100	87	100	100	100	100	100
April 25, 2010	95	51	21	2	0	100	100	100	100	0	100	100	100	100	46
April 25, 2011	93	42	11	0	0	100	100	100	0	0	100	100	100	78	7
April 25, 2012	91	34	5	0	0	100	100	100	0	0	100	96	91	41	0
April 25, 2013	90	28	1	0	0	100	100	100	0	0	99	90	80	20	0
April 25, 2014	88	23	0	0	0	100	100	74	0	0	98	82	66	10	0
April 25, 2015	86	19	0	0	0	100	100	42	0	0	96	73	51	5	0
April 25, 2016	84	16	0	0	0	100	100	31	0	0	94	63	38	3	0
April 25, 2017	82	14	0	0	0	100	100	23	0	0	91	54	28	2	0
April 25, 2018	79	11	0	0	0	100	100	17	0	0	89	46	21	1	0
April 25, 2019	76	9	0	0	0	100	100	12	0	0	86	39	15	1	0
April 25, 2020	74	7	0	0	0	100	100	9	0	0	83	33	11	*	0
April 25, 2021	71	6	0	0	0	100	100	7	0	0	79	28	8	*	0
April 25, 2022	67	4	0	0	0	100	100	5	0	0	76	24	6	*	0
April 25, 2023	64	3	0	0	0	100	100	3	0	0	72	20	4	*	0
April 25, 2024	60	2	0	0	0	100	100	3	0	0	68	16	3	*	0
April 25, 2025	56	1	0	0	0	100	100	2	0	0	64	14	2	*	0
April 25, 2026	52	1	0	0	0	100	100	1	0	0	60	11	2	*	0
April 25, 2027	48	0	0	0	0	100	97	1	0	0	55	9	1	*	0
April 25, 2028	43	0	0	0	0	100	77	1	0	0	50	7	1	*	0
April 25, 2029	38	0	0	0	0	100	61	*	0	0	44	6	1	*	0
April 25, 2030	33	0	0	0	0	100	46	*	0	0	39	4	*	*	0
April 25, 2031	27	0	0	0	0	100	34	*	0	0	32	3	*	*	0
April 25, 2032	21	0	0	0	0	100	24	*	0	0	26	2	*	*	0
April 25, 2033	15	0	0	0	0	100	16	*	0	0	19	1	*	*	0
April 25, 2034	8	0	0	0	0	100	8	*	0	0	12	1	*	*	0
April 25, 2035	1	0	0	0	0	100	2	*	0	0	4	*	*	*	0
April 25, 2036	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	18.87	5.46	2.51	1.62	1.18	29.32	24.19	9.91	4.45	3.13	20.88	12.74	9.82	6.18	4.06

Principal balance as percent of initial principal balance

	Class IA-PO				Class IIA-1						Class IIA-PO
	Percentage of prepayment model					Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
April 25, 2007	99	88	77	66	55	95	85	74	63	52	95	85	74	63	53
April 25, 2008	97	76	58	41	28	91	70	53	37	24	90	71	53	39	26
April 25, 2009	96	66	43	26	14	86	58	37	21	10	85	59	38	23	13
April 25, 2010	94	57	32	16	7	80	48	26	12	4	80	48	27	14	6
April 25, 2011	93	49	24	10	4	75	39	17	6	*	74	39	19	8	3
April 25, 2012	91	43	18	7	2	68	31	12	3	0	68	32	13	5	1
April 25, 2013	89	37	13	4	1	62	25	8	1	0	61	25	9	3	1
April 25, 2014	87	32	10	3	*	55	19	5	1	0	54	20	6	2	*
April 25, 2015	85	27	7	2	*	48	15	3	*	0	47	15	4	1	*
April 25, 2016	83	23	5	1	*	41	11	2	*	0	40	11	3	*	*
April 25, 2017	80	20	4	1	*	33	8	1	*	0	32	8	2	*	*
April 25, 2018	78	17	3	*	*	24	5	1	*	0	23	5	1	*	*
April 25, 2019	75	14	2	*	*	15	3	*	*	0	14	3	*	*	*
April 25, 2020	72	12	2	*	*	6	1	*	*	0	5	1	*	*	*
April 25, 2021	69	10	1	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2022	66	9	1	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2023	63	7	1	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2024	59	6	*	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2025	55	5	*	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2026	51	4	*	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2027	47	3	*	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2028	43	3	*	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2029	38	2	*	*	*	0	0	0	0	0	0	0	0	0	0
April 25, 2030	33	2	*	*	0	0	0	0	0	0	0	0	0	0	0
April 25, 2031	27	1	*	*	0	0	0	0	0	0	0	0	0	0	0
April 25, 2032	22	1	*	*	0	0	0	0	0	0	0	0	0	0	0
April 25, 2033	16	*	*	*	0	0	0	0	0	0	0	0	0	0	0
April 25, 2034	9	*	*	*	0	0	0	0	0	0	0	0	0	0	0
April 25, 2035	2	*	*	0	0	0	0	0	0	0	0	0	0	0	0
April 25, 2036	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	18.75	6.68	3.55	2.29	1.62	8.32	4.69	2.92	1.97	1.42	8.21	4.74	3.02	2.10	1.54

Principal balance as percent of initial principal balance

	Classes B-1, B-2 and B-3
	Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%
Initial	100	100	100	100	100
April 25, 2007	98	98	98	98	98
April 25, 2008	97	97	97	97	97
April 25, 2009	95	95	95	95	95
April 25, 2010	93	93	93	93	93
April 25, 2011	91	91	91	91	91
April 25, 2012	88	85	82	78	55
April 25, 2013	86	79	71	63	28
April 25, 2014	84	71	59	47	14
April 25, 2015	81	62	46	32	7
April 25, 2016	78	53	33	20	4
April 25, 2017	75	44	24	12	2
April 25, 2018	71	37	18	7	1
April 25, 2019	68	31	13	4	*
April 25, 2020	64	26	9	3	*
April 25, 2021	60	21	7	2	*
April 25, 2022	58	18	5	1	*
April 25, 2023	55	15	3	1	*
April 25, 2024	52	13	2	*	*
April 25, 2025	49	10	2	*	*
April 25, 2026	45	8	1	*	*
April 25, 2027	42	7	1	*	*
April 25, 2028	38	5	1	*	*
April 25, 2029	34	4	*	*	*
April 25, 2030	29	3	*	*	*
April 25, 2031	25	2	*	*	*
April 25, 2032	20	2	*	*	*
April 25, 2033	14	1	*	*	*
April 25, 2034	9	1	*	*	*
April 25, 2035	3	*	*	*	*
April 25, 2036	0	0	0	0	0
Weighted average life (years)	17.52	11.25	9.02	7.95	6.38

Yields on certain senior classes
The following tables indicate sensitivity to various rates of prepayment on the mortgage loans of the pre-tax yields to maturity on a corporate bond equivalent basis of classes IA-PO and IIA-PO. In addition to the structuring assumptions described in “Weighted average lives and yields to maturity” above, we have assumed that the classes have the following purchase prices :

Class	Purchase price (as % of initial principal or notional balance)
IA-PO	65%
IIA-PO	65%
You should note that the only prepayments that affect the class IA-PO certificates are prepayments on the hypothetical loans in the Pool I PO strip, and that the only prepayments that affect the class IIA-PO certificates are prepayments on the hypothetical loans in the Pool II PO strip.

Pre-tax yields to maturity

Class	Percentage of prepayment model
	0%	50%	100%	150%	200%
IA-PO	2.410%	7.878%	15.403%	24.228%	34.606%
IIA-PO	5.650%	10.751%	17.775%	26.379%	36.650%

The pre-tax yields set forth in the preceding tables (and in the tables below for yields on offered subordinated classes) were calculated by
• determining the monthly discount rates that, when applied to the streams of cash flows assumed to be paid on the certificates, would make the discounted present value of the assumed stream of cash flows equal to the assumed purchase price on the closing date for each class, and
• converting the monthly rates to corporate bond equivalent rates.
The calculation does not take into account the interest rates at which you might reinvest distributions received by you on the certificates.

Yields on classes B-2 and B-3
The following yield tables have been prepared using the structuring assumptions, except that we assumed that
• scheduled interest and principal payments on the mortgage loans are received timely, except for mortgage loans on which defaults occur in accordance with the indicated percentages of SDA,
• defaults on the mortgage loans in each pool will at all times occur at the same rate,
• all defaulted loans are liquidated after exactly 12 months,
• there are realized losses of a percentage (referred to in the tables as the “loss severity” percentage) of the principal balance at liquidation of the defaulted mortgage loans,
• all realized losses are covered by subordination,
• the class A prepayment percentages are reduced only when permitted as described under “Allocations and distributions—Prepayments and other unscheduled principal” above, and
• there are no reductions to interest allocations due to prepayment interest shortfalls.
The pre-tax yields shown in the following tables were calculated in the same manner as the pre-tax yields on the class IA-PO and IIA-PO certificates, as described in the preceding section. We assumed purchase prices of approximately 92.53125% of the initial principal balance plus accrued interest for the class B-2 certificates and approximately 87.53125% of the initial principal balance plus accrued interest for the class B-3 certificates.

Pre-tax yield to maturity of class B-2

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	6.735%	6.874%	6.972%	6.744%	6.875%	6.972%
100%	6.740	6.875	6.973	6.757	6.878	6.973
150%	6.758	6.879	6.974	6.775	6.878	6.974
200%	6.767	6.878	6.974	5.532	6.880	6.974

Pre-tax yield to maturity of class B-3

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	7.496%	7.742%	7.915%	7.511%	7.743%	7.915%
100%	7.505	7.744	7.917	7.530	7.748	7.916
150%	7.533	7.751	7.918	2.810	7.748	7.918
200%	5.444	7.748	7.919	(22.968)	6.103	7.918

The following table shows aggregate realized losses on the certificates under each of the scenarios in the preceding tables, expressed as a percentage of the initial principal balance:

Aggregate realized losses

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	0.223%	0.141%	0.092%	0.335%	0.211%	0.137%
100%	0.443	0.280	0.182	0.664	0.421	0.274
150%	0.660	0.418	0.273	0.990	0.628	0.409
200%	0.874	0.555	0.362	1.311	0.832	0.543

Investors should note that
• the loss severity percentage does not purport to be a historical description of loss severity experience or a prediction of the anticipated loss severity of any pool of mortgage loans, and
• even if subsequently cured, delinquencies may affect the timing of distributions on the offered subordinated classes, because the entire amount of the delinquencies would be borne by the subordinated classes in reverse order of seniority before they would affect the senior classes.

Static pool information
CMSI has only securitized one previous series of Alt-A mortgage loans. Information (so-called static pool information) regarding delinquencies, cumulative losses, prepayments and other features of that series, 2005-A1, may be obtained, free of charge, by going to CitiMortgage’s website, www.citimortgagembs.com, clicking on “Reg AB,” selecting “CMALT” under “Shelf,” and clicking the “Go” button. The static pool information is in a Microsoft Excel™ spreadsheet for the quarters listed; for example, information as of the end of December 2005 (as the “current month” referred to in the spreadsheet) was posted in the first quarter of 2006 under the heading “1Q06.” The second tab of the spreadsheet contains definitions of terms used in the spreadsheet column headings. If you do not have the Excel program, you can read or print this information with Excel Viewer, a free program that you can download from Microsoft’s website at www.-micro-soft.-com.
CMSI has not purchased or originated a material number of Alt-A loans other than the loans included in the series listed on the website under the CMALT heading and the current series. Accordingly, no “vintage data” is available for such loans.
Static pool information regarding pools of residential mortgage loans composed primarily of loans other than Alt-A loans that were previously securitized by CitiMortgage may also be obtained free of charge on CitiMortgage’s website by clicking on “Reg AB,” selecting “CMSI” under “Shelf,” clicking the “Go” button, and selecting the appropriate quarter. Static pool information under the CMSI heading may not be an appropriate guide for assessing future performance of a series where the pool consists primarily of Alt-A loans.
Please note that static pool information about pools securitized before 2006 is not deemed to be a part of this prospectus or the registration statement for this prospectus.

Non-affiliated originators
Approximately the following percentages of mortgage loans (by principal balance) were originated by organizations not affiliated with CitiMortgage that originated the mortgage loans under guidelines that are substantially in accordance with CitiMortgage’s guidelines for its own originations:

Pool I	Pool I (IO only)*	Pool II	Combined
31.7%	68.1%	13.2%	28.6%
* Percentage of interest-only loans in pool I

None of these organizations originated as much as 10% of the mortgage loans in any pool, except that
• Metrocities Mortgage, LLC and its affiliated companies, headquartered in Sherman Oaks, California, originated approximately 15.0% of the loans in pool I, and
• American Home Mortgage Corp., a subsidiary of American Home Mortgage Investment Corp., and its affiliated companies, headquartered in Melville, New York, originated approximately 10.0% of the loans in pool I (including approximately 53.5% of the interest-only loans in pool I).

Additional ERISA considerations
The Department of Labor has granted the underwriter, Citigroup Global Markets Inc., an administrative exemption, Prohibited Transaction Exemption PTE 89-89, from some of ERISA’s prohibited transaction rules and some of the excise taxes imposed by the Internal Revenue Code for the initial purchase, the holding and the subsequent resale by ERISA plans of certificates in pass-through trusts that meet the conditions and requirements of the underwriter’s exemption. The underwriter’s exemption should apply to the acquisition, holding, and resale of the offered certificates by an ERISA plan, provided that specified conditions are met, including
• the acquisition of offered certificates by an ERISA plan is on terms that are at least as favorable to the ERISA plan as they would be in an arm’s-length transaction with an unrelated party,
• at the time the ERISA plan acquired the offered certificates, S&P, Fitch or Moody’s rated the certificates in one of the four highest generic rating categories,
• the sum of all payments made to the underwriter in connection with the distribution of the offered certificates represents not more than reasonable compensation for underwriting those certificates, and
• the sum of all payments made to and retained by the servicer represents not more than reasonable compensation for the services provided to the Trust by the servicer and for reimbursement of the servicer’s reasonable expenses in providing those services.
The underwriter’s exemption does not apply to the acquisition and holding of offered certificates by ERISA plans sponsored by CMSI, the underwriter, the Trustee or any of their affiliates. Moreover, the exemption provides relief from certain self-dealing/conflict of interest prohibited transactions only if, among other requirements
• an ERISA plan’s investment in each class of offered certificates does not exceed 25% of the outstanding amount of that class at the time it acquired that position, and
• immediately after it acquired that position, no more than 25% of the assets of an ERISA plan with respect to which the person who has discretionary authority or renders advice are invested in certificates representing an interest in a trust containing assets sold or serviced by the same person.
A governmental plan as defined in section 3(32) of ERISA is not subject to ERISA or Internal Revenue Code section 4975. However, a governmental plan may be subject to similar federal, state or local laws. A fiduciary of a governmental plan should make its own determination as to the need for the availability of any exemptive relief under such similar laws.

Legal investment
The class A and B-1 certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, (SMMEA), so long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. The offered class B-2 and B-3 certificates will not be “mortgage related securities” under SMMEA.

Federal income tax consequences
The assets of the Trust will consist of mortgage loans. For federal income tax purposes, an election will be made to treat the Trust as one or more REMICs. Each class of the offered certificates will be designated as a regular interest in a REMIC. Offered certificates will be treated as debt instruments for US federal income tax purposes.
It is anticipated that
• the class IA-PO and IIA-PO certificates will be issued with original issue discount (OID) equal to the excess of their initial principal balances over their respective issue prices,
• the class IA-6, certificates will be issued with de minimis OID, and
• the class IA-1 through IA-5, IIA-1, and B-1 through B-3 certificates will be issued with OID equal to the excess of their initial principal balances (plus one day of accrued interest) over their respective issue prices (including accrued interest from April 1, 2006).
The offered certificates will be treated as
• “loans . . . secured by an interest in real property which is . . . residential real property” and “regular interests in a REMIC” for domestic building and loan associations,
• “real estate assets” for real estate investment trusts, and
• “qualified mortgages” for another REMIC.

European purchasers
Purchasers of certificates in Europe can hold interests in the certificates only through Clearstream or through Euroclear Bank S.A./N.V., as operator of the Euroclear system. Because DTC will be the only registered owner of the certificates, Clearstream and Euroclear will hold positions through their respective US depositories, which in turn will hold positions on the books of DTC. Citibank, N.A. will act as US depository for Clearstream and JPMorgan Chase Bank, N.A. will act as US depository for Euroclear.

Clearstream and Euroclear
Clearstream International (Clearstream), is registered as a bank in Luxembourg and is subject to regulation by the Luxembourg Monetary Authority, which supervises Luxembourg banks. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their accounts. Clearstream provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries through established depository and custodial relationships. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the Euroclear Operator in Brussels to facilitate settlement of trades between systems. Clearstream currently accepts over 200,000 securities issues on its books.
Clearstream's customers are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's US customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,500 customers located in over 80 countries, including all major European countries, Canada and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream.
Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. This system eliminates the need for physical movement of securities and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in a variety of currencies, including US dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear Operator is Euroclear Bank S.A./N.V. The Euroclear Operator conducts all operations. All Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.
This information about Clearstream and Euroclear has been provided by each of them for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Distributions on, and clearance and settlement of, European certificates
Distributions on book-entry certificates held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by its US depository.
Distributions on book-entry certificates held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s Terms and Conditions, to the extent received by its US depository.
Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the respective rules and operating procedures of Clearstream and Euroclear.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in accordance with DTC's rules on behalf of the relevant European international clearing system by the relevant depositories. However, cross-market transactions of this type will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its US depository to take action to effect final settlement on its behalf by delivering or receiving certificates in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.
Because of time-zone differences, credits to certificates received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following a DTC settlement date. The credits to or any transactions in the certificates settled during processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of certificates by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to these procedures in order to facilitate transfers of certificates among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Legal proceedings
There are no legal proceedings that would be material to investors pending against CMSI, CitiMortgage, Citibank, N.A., the Trust, or to CMSI’s knowledge, the Trustee, nor does CMSI know of any such proceeding contemplated by any governmental authorities.

Legal opinions
Legal opinions will be delivered for CMSI and Citigroup by Michael S. Zuckert, as General Counsel, Finance and Capital Markets of Citigroup, and for the underwriter by Cadwalader, Wickersham & Taft LLP, New York, New York. Mr. Zuckert owns or has the right to acquire less than 0.01% of the outstanding common stock of Citigroup. Cadwalader, Wickersham & Taft LLP will deliver opinions on ERISA and federal income tax matters for CMSI.

Appendix—Detailed description of the mortgage loans
The following tables give additional information about the mortgage loans as of the cut-off date. The mortgage loans actually included in the Trust may differ from their description below, but the differences will not be material.

Years of origination
	Pool I loans		Pool II loans		Combined
Year originated	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
2004	2	$ 159,600	0	$ 0	2	$ 159,600
2005	1,047	321,288,491	310	69,733,716	1,357	391,022,207
2006	355	102,115,250	79	13,676,639	434	115,791,889
Total	1,404	$423,563,341	389	$83,410,355	1,793	$506,973,696

Types of dwellings
	Pool I loans		Pool II loans		Combined
Types of dwellings	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
Detached house	1,124	$352,234,893	320	$70,667,572	1,444	$422,902,464
2 to 4 family	65	19,028,660	25	4,846,556	90	23,875,215
Townhouse	46	10,969,700	11	1,949,233	57	12,918,934
Condominium (one to four stories)	96	24,183,350	22	3,196,920	118	27,380,270
Condominium (over four stories)	28	7,874,166	4	869,436	32	8,743,603
Condotel	4	349,605	0	0	4	349,605
Non warrantable condo	1	349,523	0	0	1	349,523
Non warrantable condo high rise	3	437,261	0	0	3	437,261
Cooperative	37	8,136,183	7	1,880,638	44	10,016,821
Total	1,404	$423,563,341	389	$83,410,355	1,793	$506,973,696

Number of units in dwellings
	Pool I loans		Pool II loans		Combined
Type	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
1-family	1,339	$404,534,681	364	$78,563,799	1,703	$483,098,480
2-family	51	15,228,884	21	4,253,131	72	19,482,014
3-family	9	2,797,363	3	420,549	12	3,217,912
4-family	5	1,002,413	1	172,876	6	1,175,290
Total	1,404	$423,563,341	389	$83,410,355	1,793	$506,973,696

Size of loans
	Pool I loans		Pool II loans		Combined
Principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
$149,999 and under	365	$ 39,123,598	187	$17,754,249	552	$ 56,877,849
$150,000 through $199,999	218	38,122,246	60	10,790,693	278	48,912,938
$200,000 through $249,999	149	33,679,927	50	11,230,276	199	44,910,203
$250,000 through $299,999	104	28,839,889	11	2,975,251	115	31,815,140
$300,000 through $349,999	98	31,868,903	16	5,200,485	114	37,069,387
$350,000 through $399,999	111	41,838,085	23	8,808,969	134	50,647,056
$400,000 through $449,999	73	31,325,141	2	834,354	75	32,159,495
$450,000 through $499,999	83	39,795,956	14	6,685,601	97	46,481,556
$500,000 through $549,999	48	25,315,010	8	4,189,273	56	29,504,283
$550,000 through $599,999	37	21,478,047	5	2,894,953	42	24,373,000
$600,000 through $649,999	48	30,597,814	5	3,134,520	53	33,732,334
$650,000 through $699,999	19	12,754,604	1	653,469	20	13,408,073
$700,000 through $749,999	9	6,475,335	1	713,724	10	7,189,059
$750,000 through $799,999	10	7,682,097	0	0	10	7,682,097
$800,000 through $849,999	1	819,025	1	831,199	2	1,650,224
$850,000 through $899,999	7	6,186,352	0	0	7	6,186,352
$900,000 through $949,999	1	904,836	1	940,047	2	1,844,882
$950,000 through $999,999	14	13,890,753	1	974,799	15	14,865,552
$1,000,000 and over	9	12,865,723	3	4,798,493	12	17,664,216
Total	1,404	$423,563,341	389	$83,410,355	1,793	$506,973,696

Distribution by interest rates
	Pool I loans		Pool II loans		Combined
Interest rate	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
4.625% - 5.000%	0	$ 0	1	$ 92,788	1	$ 92,788
5.001% - 5.500%	17	5,330,147	151	33,007,895	168	38,338,042
5.501% - 6.000%	454	142,877,183	195	41,526,423	649	184,403,606
6.001% - 6.500%	669	201,359,303	41	8,748,075	710	210,107,378
6.501% - 7.000%	230	66,375,426	1	35,174	231	66,410,600
7.001% - 7.125%	34	7,621,282	0	0	34	7,621,282
Total	1,404	$423,563,341	389	$83,410,355	1,793	$506,973,696

Distribution by loan-to-value ratio at origination

	Pool I loans		Pool II loans		Combined
Loan-to-value ratio	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
65.000% and below	641	$180,016,790	307	$64,026,587	948	$244,043,379
65.001% - 75.000%	283	104,429,553	57	13,914,034	340	118,343,586
75.001% - 80.000%	452	134,062,439	24	5,434,560	476	139,496,998
80.001% - 85.000%	4	867,830	0	0	4	867,830
85.001% - 90.000%	21	3,794,815	1	35,174	22	3,829,989
90.001% - 95.000%	3	391,914	0	0	3	391,914
Total	1,404	$423,563,341	389	$83,410,355	1,793	$506,973,696

Geographic distribution
	Pool I loans		Pool II loans		Combined
State	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
Alabama	9	$ 1,034,064	3	$ 188,813	12	$ 1,222,877
Arizona	31	8,480,823	11	2,037,063	42	10,517,886
Arkansas	9	1,339,179	2	236,632	11	1,575,811
California	387	160,994,801	102	30,014,110	489	191,008,909
Colorado	35	8,967,913	6	943,947	41	9,911,860
Connecticut	23	6,535,199	6	1,311,741	29	7,846,941
Delaware	8	1,614,485	0	0	8	1,614,485
District of Columbia	7	1,956,198	0	0	7	1,956,198
Florida	161	32,397,424	19	3,720,906	180	36,118,330
Georgia	28	5,490,432	8	1,441,191	36	6,931,623
Hawaii	12	4,413,847	2	620,340	14	5,034,187
Idaho	7	2,075,384	4	259,583	11	2,334,967
Illinois	37	13,760,294	14	2,755,167	51	16,515,461
Indiana	9	1,307,655	5	331,500	14	1,639,155
Iowa	5	597,676	6	524,696	11	1,122,372
Kansas	7	1,478,054	2	326,246	9	1,804,299
Kentucky	5	904,303	2	228,346	7	1,132,649
Louisiana	6	713,654	1	112,838	7	826,492
Maine	7	1,183,091	1	171,612	8	1,354,703
Maryland	49	15,911,965	18	3,382,923	67	19,294,888
Massachusetts	32	11,194,094	8	1,521,811	40	12,715,905
Michigan	15	4,265,694	5	790,320	20	5,056,014
Minnesota	22	6,276,825	7	1,379,515	29	7,656,340
Mississippi	3	735,809	0	0	3	735,809
Missouri	23	3,557,831	11	1,523,804	34	5,081,636
Montana	3	604,992	2	323,076	5	928,068
Nebraska	3	445,035	0	0	3	445,035
Nevada	17	3,992,111	3	905,219	20	4,897,330
New Hampshire	7	1,659,089	3	566,645	10	2,225,734
New Jersey	67	22,699,607	16	3,269,021	83	25,968,628
New Mexico	6	1,287,928	2	207,760	8	1,495,688
New York	148	47,482,069	39	9,388,681	187	56,870,749
North Carolina	20	4,733,678	3	562,438	23	5,296,116
North Dakota	1	145,799	0	0	1	145,799
Ohio	10	2,074,141	5	928,179	15	3,002,321
Oklahoma	10	1,271,868	4	398,807	14	1,670,675
Oregon	22	4,996,211	7	1,253,808	29	6,250,019
Pennsylvania	24	5,345,018	13	1,611,554	37	6,956,572
Rhode Island	4	882,954	1	207,571	5	1,090,525
South Carolina	14	2,753,989	3	244,972	17	2,998,962
South Dakota	5	484,862	0	0	5	484,862
Tennessee	1	226,350	4	474,213	5	700,563
Texas	26	5,338,849	9	1,440,310	35	6,779,159
Utah	10	2,932,250	3	487,189	13	3,419,439
Vermont	1	115,236	1	147,745	2	262,981
Virginia	41	11,056,491	13	4,878,006	54	15,934,497
Washington	20	4,388,100	9	1,558,707	29	5,946,807
West Virginia	2	218,130	0	0	2	218,130
Wisconsin	4	982,444	6	733,350	10	1,715,794
Wyoming	1	259,446	0	0	1	259,446
Total	1,404	$423,563,341	389	$83,410,355	1,793	$506,973,696

Distribution by FICO scores and loan-to-value ratios at origination

FICO score	Pool I loan-to-value ratio
	65.00% and below	65.001% - 75.000%	75.001% - 80.000%	80.001% - 85.000%	85.001% - 90.000%	90.001% - 95.000%	All Pool I loans
Less than 620	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
620 - 649	0.12	1.02	1.00	0.00	0.03	0.00	2.19
650 - 699	9.53	8.17	9.42	0.14	0.53	0.00	27.79
700 - 749	16.56	9.22	12.03	0.03	0.16	0.06	38.04
750 - 799	14.59	5.56	8.71	0.03	0.18	0.03	29.10
800 and above	1.70	0.69	0.49	0.00	0.00	0.00	2.88
Total	42.50%	24.66%	31.65%	0.20%	0.90%	0.09%	100.00%

FICO score	Pool II loan-to-value ratio
	65.00% and below	65.001% - 75.000%	75.001% - 80.000%	80.001% - 85.000%	85.001% - 90.000%	90.001% - 95.000%	All Pool II loans
Less than 620	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
620 - 649	1.72	0.00	0.00	0.00	0.00	0.00	1.72
650 - 699	14.53	1.85	2.19	0.00	0.00	0.00	18.57
700 - 749	23.86	4.54	3.54	0.00	0.00	0.00	31.93
750 - 799	32.97	9.06	0.79	0.00	0.04	0.00	42.87
800 and above	3.68	1.23	0.00	0.00	0.00	0.00	4.91
Total	76.76%	16.68%	6.52%	0.00%	0.04%	0.00%	100.00%

Percentages shown are of scheduled principal balances of mortgage loans in the referenced pools as of the cut-off date. In calculating the values in the preceding tables, if no FICO score is available for a mortgage loan, the loan is assigned a FICO score of zero.
FICO credit scores are used by many mortgage lenders to help assess a borrower's credit-worthiness. The scores are based on computer models developed by third parties that evaluate information from credit reporting bureaus regarding historical patterns of consumer credit behavior in relation to default experience for similar types of borrower profiles. CMSI generally obtains several FICO scores for an individual. For purposes of credit scoring, CMSI selects one of the scores for an individual or multiple borrowers by a proprietary algorithm, which score is the one used to generate the preceding tables. The score so selected may not be the lowest FICO score for the borrowers obligated on a mortgage loan. Examination of FICO scores is only one aspect of CMSI’s loan underwriting procedures, which are described in “Mortgage loan underwriting” in the core prospectus.